Free Writing Prospectus
Filed Pursuant to Rule 433
Dated April 12, 2022
Registration Statement Nos. 333-233850 and 333-233850-07

**Full Pricing Details** Exeter Automobile Receivables Trust (EART) 2022-2

Jt-Bookrunners : Deutsche Bank (str); Wells Fargo
Co-Managers : Barclays; Citi

CL	SIZE($MM)	OFFERED($MM)	WAL*	S&P/KBRA**	BNCH#	SPRD	YLD(%)	CPN(%)	PX
A1	120.500	114.475	0.15	A-1+/K1+	I-CRV	+ 57	1.042	1.042	100.00000
A2	234.000	222.300	0.54	AAA/AAA	I-CRV	+ 95	2.201	2.19	99.99950
A3	201.740	191.653	1.22	AAA/AAA	I-CRV	+ 90	2.820	2.80	99.99577
B	159.680	151.696	2.00	AA/AA+	I-CRV	+ 125	3.681	3.65	99.99412
C	148.560	141.132	2.75	A/A+	I-CRV	+ 130	3.886	3.85	99.98727
D	144.470	137.246	3.60	BBB/BBB+	I-CRV	+ 195	4.605	4.56	99.99535
E	108.210	102.799	4.49	BB/BB+	I-CRV	+ 375	6.427	6.34	99.99008

* WAL to call
** Preliminary/Expected ratings from the listed agencies
# Bonds will be priced using the GC I25 Screen

– TRANSACTION SUMMARY –

• Size : $1.1bn+ ($1,061.301mm offered)
• Exp Ratings : S&P and Kroll	• Registration : A-D SEC Reg; E 144A/Reg S/IAI
• BBG Ticker : EART 2022-2	• Pricing Speed : 1.50 ABS 5% call
• Exp Settle : 04/20/2022	• Risk Retention : US = YES; EU = NO
• First Pay : 05/16/2022	• ERISA : A-D = YES; E = NO
• B&D : Deutsche Bank	• Min Denoms : A-D = 1k x 1k;
• Exp Pricing : *PRICED* : E = 1.443m x 1k

Available Information
• Attached: Prospectus, Preliminary Offering Memorandum, Intex CDI & Ratings FWP
• Intexnet Deal Name: dbeart2202  Password: U62B
• Dealroadshow : www.dealroadshow.com  Password: EART222 (case-sensitive)
• Bloomberg SSAP : DBEART2202

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The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.